UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lockheed Martin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Talking Points related to Management’s Proposal #4 on Proxy

Card — To Amend the Charter to Delete Article XIII

•

The Board and management put a lot of thought and work into the proposal to eliminate Article XIII of our charter because we believed it is what our shareholders wanted when they withheld votes in large numbers on our directors last year.

o	Prior year proposals — which received substantial support — urged the adoption of simply majority voting to the greatest extent possible.

o	Retaining any portion of Article XIII was inconsistent with those proposals because the article contained a variety of voting standards that were not simple majority.

•	We are contacting shareholders because the 80% threshold to repeal the article is a high hurdle, especially in the world of broker non-votes.

•	The rationale behind a single vote on Article XIII:

o	We could have split the topic into four separate proposals (vote for amendment of provision, separate vote excluding interested holder to approve greenmail, separate vote to approve transaction with interested shareholder excluding the interested shareholder; cumulative voting if 40% shareholder).

o	Adding four items would be a burden to our shareholders that was not justified given the feedback we had gotten in support of getting rid of the entire Article XIII and that the 2008 proxy statement already had nine separate voting items (directors, auditors, four management proposals, three shareholder proposals).

•	We believe the decision to repeal Article XIII is supported by an overwhelming majority of our shareholders and that it would be a shame to see their will thwarted because of the 80% threshold.